OFFER TO PURCHASE
                                H-QUOTIENT, INC.
                                       AND
                                  HENRY M. COHN
                           ARE OFFERING TO EXCHANGE UP
                             TO 4,000,000 SHARES OF
                                 COMMON STOCK IN
                          APACHE MEDICAL SYSTEMS, INC.
                             A DELAWARE CORPORATION,
                          FOR SHARES OF COMMON STOCK OF
                                H-QUOTIENT, INC.
                                  AT A RATIO OF
                            ONE SHARE OF COMMON STOCK
                               OF H-QUOTIENT, INC.
                             A VIRGINIA CORPORATION
                            FOR EVERY FIVE SHARES OF
                                 COMMON STOCK OF
                      APACHE MEDICAL SYSTEMS, INC. TENDERED


         We will purchase a minimum of the lesser of (x) 4,000,000 or (y) 51% of the outstanding shares of common stock (the "Minimum Tendered Shares") in Apache Medical Systems, Inc. ("Apache"). We will pay for the Apache Medical Systems shares tendered in the form of an exchange of one (1) H-Quotient Share for every five (5) Apache Shares tendered and not properly withdrawn.

         If more shares are tendered to us, we will either, in our sole discretion (a) accept shares on a pro rata basis according to the number of shares tendered by each person or (b) accept an increased number of share. If we increase the number of shares accepted to a number greater than the Minimum Tendered Shares, but less than the number of shares tendered, we will accept such great number of shares on a pro rata basis according to the number of shares tendered by each person.

         Our Offer is subject to our receiving for tender the Minimum Tendered Shares set forth above.

         You will not pay any fees or commissions if you tender your shares.

         We are not affiliates of Apache and are making this Offer with a view towards obtaining control of Apache.

         Depending on your tax circumstances, there may be federal income tax consequences associated with a tender of your shares.

         Our Offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 8, 2001, unless we extend the deadline.

                               SUMMARY TERM SHEET

         This summary highlights important information from this Offer but does not purport to be complete. To fully understand the Offer described in this document and for a more complete description of the terms of the Offer, you should read carefully this entire Offer and the Letter of Transmittal, which together, as they may be amended and supplemented, constitute the "Offer." We have included section references to direct you to a more complete description of the topics contained in this summary.

-    WHO IS OFFERING TO BUY MY SECURITIES?

         This Offer is made by: H-Quotient, Inc. and Henry M. Cohn. See Section 11 of this Offer for more information about us.

-    WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

         We are offering to buy a minimum of the lesser of (x) 4,000,000 or (y) 51% of the outstanding shares of common stock in Apache Medical Systems, which we refer to collectively in this document as the "Apache Shares." See the Introduction and Section 1 of this Offer for more information about the terms of the Offer, and Section 13 of this Offer for more information about the conditions to which the Offer is subject.

-    HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF
PAYMENT?

         We are offering to exchange one (1) share of common stock in H-Quotient, Inc. ("H-Quotient"), which we refer to collectively in this document as the "H-Quotient Sharse" for every five (5) Apache Shares tendered. In the event that any of the Apache Shares tendered are restricted securities, they will be exchanged for newly issued and restricted H-Quotient Shares. Otherwise, Apache Shares tendered will be exchanged for "freely trading" shares of H-Quotient, Inc, owned by Henry M. Cohn, on a ratio of one H-Quotient Share for each five Apache Shares tendered, and not properly withdrawn. See the Introduction and Section 1 of this Offer for more information about the terms of the Offer.

-    DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

         Yes. We currently own enough shares of Common Stock of H-Quotient, Inc. to complete the Offer.

- ARE YOUR FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

         No. Because the Offer is for an exchange of common stock and is not subject to any financing. However, the recent financial results of H-Quotient, Inc. are set forth before. See, Section 11, Certain Information About Us.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

         You may tender your Shares into the Offer until 12:00 Midnight, New York City time, on, Thursday, March 8, 2001, which is the scheduled expiration date of the Offer, unless we decide to extend the offering period. See Sections 1 and 3 of this Offer for more information about tendering your Shares.

-    CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

         Yes, we can elect to extend the Offer past Thursday, March 8, 2001 (1) if any of the conditions to our obligations to accept for payment and pay for the Shares has not been satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer or any period required by applicable law or
(3) for a period not longer than 2 business days at any one time and not longer than 10 business days in total, if a number of Shares representing more than 35% but less than 51% of the total number of outstanding Shares shall have then been validly tendered and not withdrawn. See Section 1 of this Offer for more information about extension of the Offer.

-    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

         We will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 of this Offer for more information about extension of the Offer.

-    HOW DO I TENDER MY SHARES?

         If you hold the certificates for your Apache Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker or other nominee holds your Apache Shares for you in nominee or "street" name, you must instruct your broker or other nominee to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before 12:00 Midnight, New York City time, on Thursday, March 8, 2001, which is the expiration date of the Offer, unless we decide to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Apache Shares by using the guaranteed delivery procedures described in Section 3 of this Offer. See Section 3 of this Offer for more information on the procedures for tendering your Shares.

-    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

         You may withdraw the tender of your Apache Shares at any time before the expiration date of the offering period, including any extensions. See
Section 4 of this Offer for more information on withdrawing your previously tendered Apache Shares.

-    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

         You (or your broker or other nominee if your Apache Shares are held in nominee or "street" name), must notify the Depositary at the address and telephone number listed on the back cover of this Offer, and this notice must include your name, the name in which the tendered Apache Shares are registered and the number of Apache Shares to be withdrawn. See Section 4 of this Offer for more information about the procedures for withdrawing your previously tendered Apache Shares.

-   WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

         THIS OFFER IS BEING CONDUCTED BY A THIRD PARTY NOT AFFILIATED WITH THE MANAGEMENT OF APACHE MEDICAL SYSTEMS, INC. THE BOARD OF DIRECTORS OF APACHE MEDICAL SYSTEMS, INC. HAS NOT BEEN PREVIOUSLY ADVISED OF THIS OFFER AND HAS NOT CONSENTED TO THIS OFFER

- IF YOU CONSUMMATE THE OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO SHARES THAT ARE NOT TENDERED IN THE OFFER?

     We are seeking to acquire the Apache Shares to obtain control of Apache Medical Systems, Inc. We do not have any present plans or intentions with respect to an extraordinary transaction, such as a merger, reorganization or liquidation, involving Apache Medical Systems or a sale of Apache Medical Systems' assets. However, in the future, we may seek to merge Apache Medical Systems, Inc. with another entity, including, but not limited to, H-Quotient, Inc.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

         Our purchase of the Apache Shares will reduce the number of the Apache Shares that might otherwise trade publicly and will reduce the number of holders of the Apache Shares, which could adversely affect the liquidity and market value of the remaining Apache Shares held by the public.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         On February 6, 2001, the last full trading day before the public announcement of the Offer, the reported closing price of the Apache Shares on the NASDAQ Small Cap marketplace was $0.50 per Share. On February 6, 2001, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Common Stock of H-Quotient, Inc, as reported on the Over-The-Counter Bulletin Board was $1.4675 per share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this Offer for recent high and low sales prices for the H-Quotient Shares.

-   WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

         Stockholders of record who tender Apache Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Apache Shares by us under the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee under the Offer. See Section 3 of this Offer. Stockholders who hold their Apache Shares through a broker or other nominee should check with their nominee as to whether they charge any service fees.

-   WILL THERE BE ANY RESTRICTIONS OF THE SHARES OF H-QUOTIENT, INC. THAT I
RECEIVE

         Yes, in the event that any of the Apache Shares tendered are restricted securities, they will be exchanged for newly issued and restricted H-Quotient Shares.

-   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         If you have any questions, you can call Ms. Thuan Do of H-Quotient, Inc. at (703) 716-0100.


February 7, 2001

TABLE OF CONTENTS

                                                                           Page

INTRODUCTION................................................................1

THE OFFER...................................................................2

  Section 1.   Terms of the Offer...........................................2
  Section 2.   Proration; Acceptance for Payment and Payment for Shares.....3
  Section 3.   Procedures for Tendering Shares..............................4
  Section 4.   Withdrawal Rights............................................5
  Section 5.   Extension of Tender Period; Termination; Amendment...........6
  Section 6.   Certain Federal Income Tax Consequences......................7
  Section 7.   Past Contacts, Transactions, Negotiations and Agreements ....7
  Section 8.   Purpose of the Transaction...................................7
  Section 9.   Certain Information Concerning Apache........................7
  Section 10.  Persons/Assets, Retained, Employed, Compensated or Used .....9
  Section 11.  Certain Information Concerning Us............................9
  Section 12.  Source and Amount of Funds...................................11
  Section 13.  Conditions of the Offer......................................11
  Section 14.  Certain Legal Matters........................................12
  Section 15.  Fees and Expenses............................................13
  Section 16.  Miscellaneous................................................13

INTRODUCTION

         We are offering to exchange a minimum of the lesser of (x) 4,000,000 or
(y) 51% of the outstanding shares of common stock in Apache Medical in exchange for shares of H-Quotient, Inc., at a ratio of one (1) H-Quotient Share for every five (5) Apache Shares tendered and not properly withdrawn. We are not-affiliated with Apache Medical Systems and our Offer is made upon the terms and subject to the conditions set forth in this Offer and in the accompanying letter of transmittal.

         Our Offer will expire at 12:00 midnight, New York City time, on Thursday, March 8, 2001, unless we have extended the period of time during which the Offer is open. If you desire to accept our Offer, you must complete and sign the letter of transmittal in accordance with the instructions and mail or facsimile the letter of transmittal and any other required documents to the Depositary. See "THE OFFER" Section 3, Procedures for Tendering Shares. You may withdraw your tender of Apache Shares to us at any time prior to the expiration date of our Offer.

         We currently do not own any shares of Apache Medical Systems.

                  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND OTHER

DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

 THE OFFER

         SECTION 1. TERMS OF THE OFFER. Upon the terms of the Offer, we will accept and thereby exchange a minimum of the lesser of (x) 4,000,000 or (y) 51% of the outstanding shares of common stock (the "Minimum Tendered Shares") in Apache Medical Systems that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in Section 4 of this Offer. For purposes of this Offer, the term "expiration date" means 12:00 Midnight, New York City time, on Thursday, March 8, 2001, unless we have extended the period of time during which the Offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as extended by us, expires. See Section 5 of this Offer for a description of our right to extend the period of time during which the Offer is open and to amend or terminate our Offer.

         We are offering to exchange one (1) H-Quotient Share for every five
(5) Apache Shares tendered. In the event that any of the Apache Shares tendered are restricted securities, they will be exchanged for newly issued and restricted H-Quotient Shares. Otherwise, Apache Shares tendered will be exchanged for "freely trading" shares of H-Quotient, Inc, owned by Henry M. Cohn, on a ratio of one H-Quotient Share for each five Apache Shares tendered, and not properly withdrawn.

         Our Offer is subject to satisfaction of certain conditions. THE OFFER IS CONDITIONED UPON our receipt of tender of at least the Minimum Tendered Shares which are not properly withdrawn by the expiration date. See Section 13, which sets forth in full the conditions of the Offer. We reserve the right, in our sole discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of such conditions have not been satisfied or waived, we may (i) decline to purchase any of the Apache Shares tendered, terminate the Offer and return all tendered Shares to tendering shareholders,
(ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Apache Shares validly tendered, (iii) extend the Offer and, subject to the withdrawal rights of shareholders, cause the Depositary to retain the shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

                  SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. If the number of Apache Shares validly tendered on or before the expiration date and not properly withdrawn is no more than the Minimum Tendered Shares, we will accept for exchange, subject to the terms and conditions of the Offer, all Apache Shares so tendered. If more the Minimum Tendered Shares are validly tendered on or prior to the expiration date and not properly withdrawn, we will either, in our sole discretion, (a) accept for exchange an aggregate of Apache Shares so tendered on a pro rata basis according to the number of Apache Shares validly tendered by each shareholder with appropriate adjustments to avoid purchases of fractional shares, or (b) accept an increased number of share. If we increase the number of shares accepted to a number greater than the Minimum Tendered Shares, but less than the number of shares tendered, we will exchange such greater number of shares on a pro rata basis according to the number of Apache Shares validly tendered by each shareholder with appropriate adjustments to avoid purchases of fractional shares.

         We will exchange up to the Minimum Tendered Shares validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the expiration date. In all cases, the purchase of Apache Shares purchased in this Offer will be made only after timely receipt by our Depositary of a properly completed and duly executed letter of transmittal or a facsimile thereof, and any other documents required by the terms hereof or by the letter of transmittal. (See "Section 3. Procedures for Tendering Shares".)

         For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, validly tendered Apache Shares under the Offer when, as and if we give verbal or written notice to our Depositary of our acceptance of those shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Apache Shares tendered and accepted for exchange pursuant to the Offer will in all cases be made through our Depositary, which will act as agent for tendering shareholders for the purpose of receiving H-Quotient Shares for exchange by us and by transmitting H-Quotient Shares to tendering shareholders.

         If any tendered Apache Shares are not exchanged for any reason, the letter of transmittal with respect to such Apache Shares will be destroyed by us and we will return any certificates representing such Apache Shares. If, for any reason, acceptance for exchange of, or exchange for, any Apache Shares tendered in our Offer is delayed or we are unable to accept for exchange or exchange Apache Shares tendered in our Offer, then, without prejudice to our rights under
Section 13 of this Offer, we may cause our Depositary to retain tendered Apache Shares and those shares may not be withdrawn except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer; subject, however, to our obligation under Rule 14e-

1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay shareholders the offer price for shares tendered or return those shares promptly after termination or withdrawal of the Offer

SECTION 3.  PROCEDURES FOR TENDERING SHARES.

         VALID TENDER. To validly tender Apache Shares, a properly completed and duly executed letter of transmittal or a facsimile thereof and any other documents required by the terms hereof or by the letter of transmittal including certificates, if any, representing the Apache Shares being tendered, must be received by our Depositary on or prior to the expiration date. If you do not provide us with the certificate(s) representing your Apache Shares which you would like to tender to us, by signing the letter of transmittal you are certifying that the certificate(s) representing your shares have been lost or misplaced and agreeing to indemnify us and Apache Medical Systems in the manner provided for in the letter of transmittal.

         SIGNATURE REQUIREMENTS. If the letter of transmittal is signed by the registered holder of Apache Shares, then no notarization or signature guarantee is required on the letter of transmittal. Similarly, if Apache Shares are tendered for the account of eligible institutions such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, no notarization or signature guarantee is required on the letter of transmittal. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST EITHER BE NOTARIZED OR GUARANTEED BY AN ELIGIBLE INSTITUTION.

         IN ORDER FOR YOU TO TAKE PART IN THE OFFER, YOUR APACHE SHARES MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE.

         The method of delivery of the letter of transmittal and all other required documents, including certificates representing the Apache Shares being tendered, is at your option and risk of delivery will be deemed made only when actually received by our Depositary.

         OTHER REQUIREMENTS. By executing the letter of transmittal, you are irrevocably appointing us and our designees, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the Apache Shares tendered by you and accepted for payment and purchased by us. Such appointment will be effective when, and only to the extent that, we accept the tendered Apache Shares for exchange. Upon such acceptance for payment, all prior proxies given by you with respect to the Apache Shares will, without further action, be revoked, and no subsequent proxies may be given, and if given will not be effective. We and our designees will, as to those Apache Shares, be empowered to exercise all of your voting and other rights as a shareholders as we in our sole discretion may deem proper at any meeting of shareholders, by written consent or otherwise. We reserve the right to require that, in order for Apache Shares to be deemed validly tendered, immediately upon our acceptance for exchange for the Apache Shares, we must be able to exercise full voting rights with respect to the Apache Shares, including voting at any meeting of shareholders then scheduled.

          DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares in our Offer will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of any particular shares determined by us not to be in proper form or if the acceptance of, or payment for, that shares may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares of any particular shareholder, and our interpretation of the terms and conditions of the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. Neither us, our Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Apache Shares or will incur any liability for failure to give any such notification.

         BINDING AGREEMENT. A tender of a shares under any of the procedures described above and the acceptance for payment of such shares will constitute a binding agreement between the tendering shareholder and us on the terms set forth in this Offer and the related letter of transmittal.

         THE METHOD OF DELIVERY OF ANY SHARES, THE LETTER OF TRANSMITTAL AND ALLOTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING, INTHE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BYMAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         SECTION 4. WITHDRAWAL RIGHTS. You may withdraw tendered Apache Shares at any time prior to the expiration date and after the 5th day following the date of this Offer, if the shares have not been previously accepted for payment.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by our Depositary at the address set forth on the back cover of this Offer. Any such notice of withdrawal must specify the name of the person who tendered, the number of shares to be withdrawn and must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

                  If purchase of, or payment for, Apache Shares is delayed for any reason, or if we are unable to purchase or pay for a Apache Shares for any reason, then, without prejudice to our rights under the Offer, we may cause our Depositary to retain tendered shares and such shares may not be withdrawn except to the extent that a tendering shareholder is entitled to withdrawal rights as set forth in this Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of shares tendered or return those shares promptly after termination or withdrawal of the Offer.

                  Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our Offer. However, withdrawn shares may be re-tendered by following any of the procedures described in Section 3 at any time prior to the expiration date.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. We expressly reserve the right, in our sole discretion, at any time and from time to time (i) to extend the period of time during which our Offer is open and thereby delay acceptance for payment of, and the payment for, any shares, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer, to delay the acceptance for payment of, or payment for, any shares not already accepted for payment or paid for and (iii) to amend our Offer in any respect, including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Shares being sought, or both. Notice of an amendment will promptly be disseminated to you in a manner reasonably designed to inform you of the change in compliance with Rule 14d-4(c) under the Exchange Act. An extension of the Offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our Offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the Offer, or if we delay payment for a Apache Shares, whether before or after its acceptance for payment, or are unable to pay for Shares pursuant to our Offer for any reason, then, without prejudice to our rights under the Offer, we may cause our Depositary to retain tendered Apache Shares and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of shares tendered or return those shares promptly after termination or withdrawal of the Offer.

                  If we make a material change in the information concerning the Offer or if we waive a material condition to our Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following any material change in the information concerning the Offer will depend upon the facts and circumstances, including the relative materiality of the change in information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

                  SECTION 6. CERTAIN FEDERAL INCOME TAX MATTERS. The exchange of the Apache Shares under the Offer is intended to be a tax-free exchange pursuant to the Internal Revenue Code of 1986, as amended.

                 THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

         SECTION 7  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

                  There have been no prior contacts, transactions, negotiations or agreements between us and Apache Medical Systems.

         SECTION 8. PURPOSE OF THE TRANSACTION. We are seeking to acquire the Apache Shares to obtain control of Apache Medical Systems, Inc. We do not have any present plans or intentions with respect to an extraordinary transaction, such as a merger, reorganization or liquidation, involving Apache Medical Systems or a sale of Apache Medical Systems' assets. However, in the future, we may seek to merge Apache Medical Systems, Inc. with another entity, including, but not limited to, H-Quotient, Inc. Any such merger would occur as a result of an arms-length transaction.

         SECTION 9. CERTAIN INFORMATION CONCERNING APACHE.

         The exact name and address of the subject company is:

         Apache Medical Systems, Inc.
         1650 Tysons Boulevard
         McLean, Virginia 22102

         (703) 847-1400

         Apache Medical Systems provides clinically based decision support information systems, research and consulting services to the healthcare industry. The company provides hospitals and physicians with patient-specific, concurrent and predictive outcomes information at the point of care that can be used to assist them in making clinical and resource utilization decisions. Apache's products and services address the information needs of both healthcare practitioners and administrators by enabling joint access to clinical and utilization information, which facilitates the containment of costs, and the delivery of more consistent, high-quality care, including the potential reduction of medical errors. Apache's products and services are focused on high-risk, high-cost patients, such as critical care, acute care, cardiovascular care, HIV/AIDS and certain chronically-ill patients, who typically account for a disproportionately large share of healthcare expenditures.

         The exact title of the subject securities is as follows: Common Stock, $.01 par value. According to Apache's most current Form 10-Q, there were 7,459,956 shares of Apache common stock outstanding as of October 1, 2000.

         Apache Medical Systems has paid no dividends during the past two years.

         The Apache common stock is traded on the NASDAQ small cap market. The high and low prices for each of the last eight quarters is as follows:


                                                                HIGH     LOW
                                                               ------   ------


FISCAL YEAR ENDED DECEMBER 31, 1999:

First Quarter...............................................    $8.00      $0.38
Second Quarter..............................................    $1.63      $0.94
Third Quarter...............................................    $2.00      $1.00
Fourth Quarter..............................................    $2.13      $0.87

FISCAL YEAR ENDED DECEMBER 31, 2000:
First Quarter...............................................    $7.00      $1.44
Second Quarter..............................................    $3.50      $0.87
Third Quarter...............................................    $1.69      $0.75
Fourth Quarter..............................................    $1.00      $0.13

FISCAL YEAR ENDED DECEMBER 31, 2001:
First Quarter (through January 29, 2001).....................   $0.50      $0.25


         Available Information. Apache is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters.

Information as of particular dates concerning Apache's directors and officers, their remuneration, stock options and other matters, the principal holders of Apache's securities and any material interest of such persons in transactions with Apache is required to be disclosed in Apache's proxy statements distributed to Apache stockholders and filed with the SEC.

         Information included herein concerning Apache Medical Systems is derived from its publicly-filed reports. Additional financial and other information concerning Apache Medical Systems is contained in its annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission, which are incorporated herein by reference. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The materials may also be reviewed through the Commission's Web site (http://www.sec.gov). Except as otherwise provided herein, the information concerning the Company contained in this Offer has been taken from or based on publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

         ALTHOUGH WE HAVE NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS REGARDING THE APACHE MEDICAL SYSTEMS BASED ON SUCH DOCUMENTS AND RECORDS ARE UNTRUE, WE CANNOT TAKE RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH DOCUMENTS AND RECORDS, OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO US.

         SECTION 10.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         There have been no persons that are directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the transaction. No officer, employee or corporate assets of the subject company has been or will be employed or used by us in connection with this transaction.

         SECTION 11. CERTAIN INFORMATION CONCERNING US.

         General. H-Quotient is a software developer for the health services industry. H-Quotient's principal products consist of DataQual, which includes I-Link and I-Link Enterprise, which includes the Central Data Repository. DataQual is a software system designed to capture information on quality of care, risk management, costs and other aspects of the management of patients in hospitals. DataQuotient is being adapted from DataQual for the extended-care market. DataQual's companion product, I-Link, an interface engine, is designed to interconnect and extract data from any and all hospital information systems in the hospitals. I-Link Enterprise is a system of servers installed on a hospital's local area network (LAN), which acts as an intelligent node on a wide area network, to extract, cleanse, group and map hospital wide data. This data is then transmitted over an Intranet/Virtual Private Network to a Central Data Repository. H-Quotient is a Virginia corporation with its executive offices 8150 Leesburg Pike, Suite 503, Vienna, VA 22180, and its telephone number is (703) 716-0100.

         Available Information. H-Quotient is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning H-Quotient's directors and officers, their remuneration, stock options and other matters, the principal holders of H-Quotient's securities and any material interest of such persons in transactions with H-Quotient is required to be disclosed in H-Quotient's proxy statements distributed to H-Quotient's stockholders and filed with the SEC.

         The exact title of H-Quotient's common stock is: Common Stock, $.0001 par value. As of September 30, 2000, there were 19,735,005 shares of H-Quotient's common stock outstanding.

         The H-Quotient common stock is traded on the Over-The-Counter Bulletin Board. The high and low prices for each of the last six quarters is as follow as reported on the OTC Bulletin Board system:


                                                                  HIGH     LOW
                                                                 ------   ------


FISCAL YEAR ENDED DECEMBER 31, 1999:

Third Quarter...............................................      $1.44      $0.75
Fourth Quarter..............................................      $2.07      $0.50

FISCAL YEAR ENDED DECEMBER 31, 2000:
First Quarter...............................................      $7.07      $1.44
Second Quarter..............................................      $5.75      $2.63
Third Quarter...............................................      $5.57      $1.44
Fourth Quarter..............................................      $2.00      $0.60

FISCAL YEAR ENDED DECEMBER 31, 2001:
First Quarter (through January 29, 2001).....................     $1.87      $0.90


         Henry M. Cohn is the CEO of Pacific Shores International, LLC, an import sourcing company with offices in Portland, Oregon; Seoul, South Korea; and Shanghai, China. Cohn is a graduate of the University of Oregon and the brother of H-Quotient, Inc., CEO Douglas Cohn. He was the President and Washington, DC, lobbyist of the Portland Apparel Association, and he was appointed by the Port of Portland director to serve on the Portland International Airport Design Image Committee. Noted for his charitable and community work, Mr. Cohn was appointed by Portland's mayor to serve on the board of directors of Central City Concern. Mr. Cohn has not been convicted in any criminal proceeding during the past five years and has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibitions activities subject to, federal or state securities laws, or finding a violation or federal or state securities laws.

         SECTION 12. SOURCE AND AMOUNT OF FUNDS. Payment for the Apache Shares pursuant to this Offer is to be made in the form of an exchange of the Apache Shares for H-Quotient Shares. We already own or control a sufficient number of H-Quotient Shares to complete this Offer. There are no conditions to the availability of the H-Quotient Shares. We estimate that the expenses incurred in connection with the Offer, including, but not limited to, legal fees, filing fees and printing costs will not exceed $35,000.

         SECTION 13. CONDITIONS OF THE OFFER. Notwithstanding any other term of our , we shall not be required to accept for payment or to pay for any shares tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by our shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of our Offer, we shall not be required to accept for payment or pay for any Apache Shares not theretofore accepted for payment or paid for and may terminate or amend our Offer as to such shares if, at any time on or after the date of our Offer and before the acceptance of such shares for payment or the payment therefore, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of our Offer or the acceptance for payment of or payment for any Apache Shares by us, (ii) imposes or confirms limitations on our ability to effectively exercise full rights of ownership of any Apache Shares, including, without limitation, the right to vote any Shares acquired by us in our Offer or otherwise on all matters properly presented to Apache shareholders, (iii) requires divestiture by us of any Apache Shares, (iv) causes any material diminution of the benefits to be derived by us as a result of the transactions contemplated by our offer, or (v) might materially adversely affect our or our Apache Medical Systems' business, properties, assets, liabilities, financial condition, operations, results of operations or prospects;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to our Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

                   (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Apache Medical Systems, which, in our reasonable judgment, is or may be materially adverse to Apache Medical Systems, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the Shares;

                  (d) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Shares in our Offer, or otherwise directly or indirectly relating to our Offer, or otherwise, in our reasonable judgment, adversely affecting us or Apache Medical Systems;

                  (e) the common stock of Apache Medical Systems is delisted from the NASDAQ small cap market.

                  (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of our Offer, a material acceleration or worsening thereof.

                  (g) There has not been validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth herein, the Minimum Tendered Shares

         Notwithstanding anything to the contrary set forth above, the above conditions must be satisfied or waived prior to the expiration date of our Offer and we will exercise a standard of reasonableness in determining whether the conditions have been satisfied.

         SECTION 14.  CERTAIN LEGAL MATTERS.

         GENERAL. We are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by us in our Offer. Should any such approval or other action be required, it is our present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Apache Shares tendered in our Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions any of which could cause us to elect to terminate our Offer without purchasing shares hereunder. Our obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this
Section 14.

                  ANTITRUST. We do not believe that the Hart-Scott-Rodeo Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of shares contemplated by our Offer.

                  STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although we have not attempted to comply with any state anti-takeover statutes in connection with our Offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to our Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to our Offer, we might be unable to accept for payment or purchase Apache Shares tendered in our Offer or be delayed in continuing or consummating our Offer. In such case, we may not be obligated to accept for purchase or pay for any Shares tendered.

         SECTION 15. FEES AND EXPENSES. Except as set forth in this Section 15, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in our Offer. We have retained Continental Stock Transfer & Trust to act as Information Agent/Depositary in connection with our Offer. We will pay Continental Stock Transfer & Trust reasonable and customary compensation for its respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. We will also pay all costs and expenses of printing and mailing our Offer and its legal fees and expenses. You will not be required to pay any fees or commissions to us in connection with a tender. However, you will be responsible for the payment of any fees charged by your broker for assisting you in tendering your Shares or any fee charged by a custodian or other trustee of an Individual Retirement Account or profit sharing plan that is the record owner of your Shares. Although we do not know the fees charged by these brokers and trustees, we believe that such fees are typically $24 to $50 per transaction.

         SECTION 16. MISCELLANEOUS. We are not aware of any jurisdiction in which the making of our Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of our Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, our Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction.

         No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         We have filed with the Commission a Schedule TO, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies maybe obtained at the same places and in the same manner as set forth in Section 9 hereof, except that they will not be available at the regional offices of the Commission.

February 7, 2001
                                                        H-Quotient, Inc.

                                                        Henry M. Cohn